Exhibit 16

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of R. Jay Gerken, Robert I. Frenkel, Thomas C. Mandia and William Renahan with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director of Western Asset Municipal Partners Fund Inc. and Western Asset Municipal Partners Fund II Inc. (each a “Company”), registration statements on Form N-14 (including amendments thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 9th day of March, 2007.

/s/ R. Jay Gerken	Director and
R. Jay Gerken	Chairman of the Board

/s/ Carol L. Colman
Carol L. Colman	Director

/s/ Daniel P. Cronin
Daniel P. Cronin	Director

/s/ Paolo M. Cucchi
Paolo M. Cucchi	Director

/s/ Leslie H. Gelb
Leslie H. Gelb	Director

/s/ William R. Hutchinson
William R. Hutchinson	Director

/s/ Dr. Riordan Roett
Dr. Riordan Roett	Director

/s/ Jeswald W. Salacuse
Jeswald W. Salacuse	Director